Exhibit 10.5

C. H. ROBINSON WORLDWIDE, INC.

and Subsidiaries

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

                                                                                      , hereinafter referred to as “employee,” or “I,” or “me.”

(PRINT NAME)

I.

RECITALS

Employee wishes to be employed by C.H Robinson Worldwide, Inc., or one of its subsidiary or affiliated companies (“Company”) in a significant position involving customer or vendor contact, and access to the Company’s confidential and proprietary business information. Employee wishes to enter into and continue such employment with the potential of increased responsibility and knowledge about the Company’s affairs.

II.

DEFINITIONS

In this Agreement:

A. The “Company” means C.H. Robinson Worldwide, Inc., and all existing or future affiliated corporations including all subsidiaries, divisions and enterprises owned or controlled by those corporations.

B. “The Company Businesses” shall mean freight brokerage and contracting, contract logistics, freight forwarding, transportation logistics, transportation-related payment and information systems, custom house brokerage businesses, the purchase, sale and sourcing of fresh fruits and vegetables, and other businesses the Company may become involved in now or in the future during employee’s employment with Company (collectively referred to as the “Company Businesses”),

C. “Confidential Information” shall mean,

1. Company’s strategic and other business plans, designs, customer and carrier lists, and Company’s marketing, accounting, merchandising, and information-gathering techniques and methods, and all accumulated data, listings, or similar recorded matter used or useful in freight brokerage and contracting, contract logistics, freight forwarding, transportation logistics, transportation-related payment and information systems, custom house brokerage businesses, and/or the purchase, sale and sourcing of fresh fruits and vegetables including, but not limited to, the customer and carrier lists, business forms, weekly loading lists, service contracts, all pricing information, computer programs, tariff information and marketing aids.

2. All information disclosed to me, or to which I have access during the period of my employment, for which there is any reasonable basis to be believed is, or which appears to be treated by the Company as, Confidential Information, shall be presumed to be Confidential Information hereunder.

D. “Competing Business” means any business, firm, undertaking, company or organization, other than the Company, which:

1.	is engaged in, or is about to become engaged in a business or businesses similar to the Company Businesses, or

2.	regardless of the nature of its business, either competes directly or indirectly with the Company in any of the Company Businesses, or

3.	any person, company or organization engaged in the produce or transportation industries as a shipper, receiver or carrier.

E. “Customer” means any person, company or organization that has employed or potentially could employ the Company’s services in any of the Company Businesses.

III.

NATURE OF EMPLOYEE’S ACTIVITIES

A. I am aware and acknowledge that the Company has developed a special competence in the Company Businesses, and has accumulated as proprietary information (not generally known to others) more and better information about shippers, carriers, truckers, trucking equipment, railroads, ocean carriers, foreign agents, customers, purchasing agents and similar matters which are of unique value in the conduct and growth of the Company’s Businesses. This proprietary pool of information has enabled the Company to conduct the Company Businesses with unusual success and has thus afforded unusual job opportunities and potential to its employees.

B. In the course of my employment, I wish to be employed in a position or positions with the Company in which I may receive or contribute to Confidential Information. It is my desire to continue progressing in the Company in both sales, operations, management and customer-related capacities, and I recognize that optimum progression and specialization cannot take place unless Confidential Information relating to technology, processes, plans, development, activity, customers and the like is entrusted to me.

C. The Company may provide me with Confidential Information to permit me to carry out, perform, and fulfill my job responsibilities. I acknowledge that the Company may provide me with such Confidential Information, and I further acknowledge that in the course of carrying out, performing and fulfilling my responsibilities for the Company, I have been given Confidential Information relating to the Company’s Businesses and customers, and I recognize that disclosure of any such Confidential Information to competitors of the Company or to the general public would be highly detrimental to the Company. I further acknowledge that, in the course of performing my obligations to the Company, I will be a representative of the Company to many of the Company’s customers and, in some instances, may be the Company’s sole and exclusive contact with a customer. In this capacity, I will be given significant responsibility for maintaining or enhancing the business relationship and/or goodwill of the Company with such customers.

IV.

PROTECTION OF BUSINESS

Therefore, in consideration of the Company’s entrusting me with Confidential Information, in consideration of my employment by the Company and in consideration of the compensation to be paid to me from time to time during such employment,

I hereby agree as follows:

A. Except as may be required in the performance of my employment duties with the Company, I will never at any time use, disclose, copy or assist any other person or firm in the use, disclosure or copying of any Confidential Information.

B. Upon the termination of my employment with the Company, all records or copies of such Confidential Information in my possession, whether prepared by me or others, and regardless of how the same came into my possession, will be turned over to the Company by me.

C. For a period of two (2) years after the termination of my employment with the Company, however occasioned and for whatever reason, I will not:

1. Directly or indirectly solicit, sell or render services to or for the benefit of any Competing Business, including a business which I may own in whole or in part, with any customer or prospective customer of the Company with whom I worked or had regular contact, or on whose account I worked, at any time during the last two years of my employment with the Company; or

2. Recruit, hire or solicit any employee of the Company for employment with or on behalf of any Competing Business or attempt to interfere with the employment contracts or contract relationships between the Company and its other employees, or directly or indirectly cause or attempt to cause any employee of the Company to terminate employment with the Company.

3. Cause or attempt to cause any customer of the Company to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company.

4. It is understood by me and agreed to by the Company that upon the termination of my employment hereunder, I will not be restricted territorially from competing with the Company so long as I comply with the provisions of Part IV herein.

5. It is further understood and agreed that the running of the two (2) year period of restriction set forth in Part IV C shall be tolled during any time period in which I violate the provisions of Part IV C.

D. I will devote my entire time, attention, and energies to the business of the Company and shall not, during the period of my employment, be engaged in any other business activity whether or not such business is pursued for gain, profit or other pecuniary advantage. This restriction, however, shall not be construed as preventing me from investing my assets in such form or manner as will not require any services on my part in the day-to-day operation of the affairs of the companies in which such investments are made.

V.

INVENTION

A. Employee shall communicate to Company as promptly and fully as practicable all Inventions (as defined below) which are (or were) conceived or reduced to practice by employee (alone or jointly with others) (1) during employee’s employment with Company, (2) within one (1) year following the termination of employee’s employment with Company for any reason (and whether occasioned by employee or Company). Employee hereby assigns to Company and/or its nominees, all of employee’s right, title, and interest in such Inventions, and all of employee’s right, title, and interest in any patents, copyrights, patent applications, or copyright applications based thereon. Employee shall assist Company and/or its nominees (without charge but at no expense to employee) at any time and in every proper way to obtain for its and/or their own benefits, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

B. As used in this Section, the term “Invention” includes, but is not limited to, all inventions, discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright, trademark, or other intellectual property law.

C. Any provision in this Section requiring employee to assign employee’s rights in any Invention does not apply to an Invention which qualifies for exclusion under the provisions of Minnesota Statute Section 181.78. That section provides that the requirement to assign “does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” Employee understands that employee bears the burden of proving that an Invention qualifies for exclusion under Minnesota Statute Section 181.78.

D. Notwithstanding any of the foregoing, employee also assigns to Company (or to any of its nominees) all rights which employee may have or acquire in any Invention, full title to which is required to be in the United States by a contract between Company and the United States or any of its agencies.

E. Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as employee’s agent and attorney-in-fact to act for and in employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by employee.

VI.

EXIT INTERVIEW

To ensure a clear understanding of this Agreement and my post-employment obligations to the Company, I agree to engage in an Exit Interview with the Company at a time and place designated by the Company. The Company, at its option, may elect to conduct the Exit Interview either at the Company’s principal headquarters in Minneapolis, Minnesota, or through written correspondence, or by phone; provided, however, that the Company shall pay all reasonable travel and lodging expenses incurred by me in attending such Exit Interview if the Company requires my personal attendance.

VII.

INJUNCTIVE RELIEF

In the event of a breach or threatened breach of Part IV C above, the Company shall be entitled to a temporary and/or permanent injunction restraining such breach, and shall further be entitled to recover all attorney’s fees reasonably incurred in establishing such violations of this Agreement; but nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach.

VIII.

SEPARATE AND DIVISIBLE COVENANTS

The covenants contained in this Agreement are intended to be separate and divisible covenants, and, if for any reason, any one or more thereof shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the same shall not be held to affect the validity or enforceability of any other covenant or part of this Agreement. The terms and period set forth in Part IV C 1 and Part IV C 2 shall be reduced to the maximum permitted by the law actually applied to determine the validity of each such paragraph.

IX.

GOVERNING LAW

I agree that all of my obligations hereunder shall be binding upon my heirs, beneficiaries, and legal representatives and that the law of the State of Minnesota shall govern as to the interpretation and enforceability of this Agreement. I understand that any legal action brought to enforce the terms of this Agreement shall be brought in Hennepin County District Court, State of Minnesota or the United States District Court for the District of Minnesota, and I hereby consent to the jurisdiction of those Courts.

Executed at Eden Prairie, Minnesota, this             day of                     , 200    .

By:	C. H. ROBINSON WORLDWIDE, INC.,

President and Chief Executive Officer

EMPLOYEE:

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